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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

       Safe Technologies International, Inc., (SFAD)
      Announces E-Commerce Shoppers Discount Program


Palm Beach, FL. August 11, 1999, Safe Technologies
International, Inc., (OTC:BB: SFAD), announced today that Management has implemented a substantive discount program for SFAD Shareholders and shoppers in the Company's E-Commerce malls.

Brad Tolley, Vice President of Investor Relations, said
"we have developed a club membership program, called
'IN CLUB', which will authorize price discounts off the retail pricing of products for sale in each of our existing online malls". The Company believes that IN
CLUB will be an important part of the Revenue growth potential, in view of the multiple shopping malls which the Company intends to operate.

INCybermall.com, the Company's 'mall of malls', is fast becoming a 'super mall' encompassing a range of specialty malls: CYBERMALLSCASTLE.com, a room by room castle filled with luxury items, and the soon to be launched DEJAVUFASHIONS.com, a consignment mall for women's, men's, and children's clothing, and THEGLOBALDELI.com, an online gourmet grocery. Both these sites can be previewed from Safe Technologies web site SAFETECHNOLOGIES.com/internet.html.

The IN CLUB membership is an integral part of our plan to grow our E-Business through a variety of business relationships: additional malls for in demand niche products, emphasizing competitive product lines, which are in the planning stages; potential acquisitions of other established malls; as well as additional partnerships and associations for sale of products online, such as 1-800-Flowers.com, whose products are now being represented for sale in CYBERMALLSCASTLE.com.

IN CLUB will enable shoppers to receive benefits and accumulate discount points from each mall in which shoppers purchase. Over and above price discounts, the Company intends to continually add other features, prizes, bonus points, frequent flyer, etc. SFAD shareholders, registering as IN CLUB members, will be entitled to additional discounts off retail pricing. The Company urges SFAD Shareholders and mall shoppers to sign up for their IN CLUB membership at INCYBERMALL.COM, at this time.

Tolley concluded by saying "the Company's investment in E-Business, is an investment in the architecture of the Company's future and we intend to be a significant player in the internet based digital electronic economy which is growing at twice the rate of the overall domestic economy, presently representing more than 8% of the gross domestic product. The Company greatly values and is cognizant of the importance of our current E-Commerce customers, and hopes that the IN CLUB membership will deepen customer relationships and build shoppers loyalty."


SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998.